Exhibit (a)(1)(F)

WSJ—7.19” x 21” 56833 MacKenzie Partners, Inc. doremus fp (212) 366-3800 Description: The Men’s Warehouse Tender DoremusGraphics/56833 1/3/14 Proof 5 4 3 This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated January 6, 2014, and the related Letter of Transmittal and any amendments or supplements thereto. The Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, the Purchaser cannot comply with the state statute, the Purchaser will not make the Offer to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state. Except as set forth above, the Offer is being made to all holders of Shares. Notice of Offer to Purchase for Cash All Outstanding Shares of Common Stock (Including the Associated Preferred Share Purchase Rights) of Jos. A. Bank Clothiers, Inc. at $57.50 Net Per Share by Java Corp., A Wholly Owned Subsidiary of The Men’s Wearhouse, Inc. Java Corp. (the “Purchaser”), a Delaware corporation and a wholly owned subsidiary of The Men’s Wearhouse, Inc., a Texas corporation (“MW”), is offering to purchase all outstanding shares of common stock, par value $0.01 per share (together with the associated preferred share purchase rights, the “Shares”), of Jos. A. Bank Clothiers, Inc., a Delaware corporation (“JOSB”), at a price of $57.50 per share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related letter of transmittal that accompanies the Offer to Purchase (the “Letter of Transmittal”) (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 28, 2014, UNLESS THE OFFER IS EXTENDED. Consummation of the Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares which, together with the Shares then owned by MW and its subsidiaries, represents at least a majority of the total number of Shares outstanding on a fully diluted basis, (ii) MW, the Purchaser and JOSB having entered into a definitive merger agreement with respect to the acquisition of JOSB by MW, providing for a second step merger pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), with JOSB surviving as a wholly owned subsidiary of MW, without the requirement for approval of any stockholder of JOSB, to be effected as soon as practicable following the consummation of the Offer, (iii) the board of directors of JOSB (the “JOSB Board”) having approved the Offer under Section 203 of the DGCL or the Purchaser being satisfied, in its sole discretion, that Section 203 of the DGCL is inapplicable to the Offer and the merger (the “Proposed Merger”) of JOSB and the Purchaser as described in the Offer (and as contemplated by the definitive merger agreement described above), (iv) the JOSB Board having redeemed the preferred share purchase rights associated with the Shares or the Purchaser being satisfied, in its sole discretion, that such preferred share purchase rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger as described in the Offer, (v) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any necessary approvals or waiting periods under the laws of any foreign jurisdictions applicable to the purchase of Shares pursuant to the Offer having expired or been terminated or obtained, as applicable, without any actions or proceedings having been threatened or commenced by any federal, state or foreign government, governmental authority or agency seeking to challenge the Offer or the Proposed Merger on antitrust grounds, as described in the Offer, and (vi) JOSB not being a party to any agreement or transaction having the effect of impairing, in the reasonable judgment of the Purchaser, the Purchaser’s or MW’s ability to acquire the Shares or JOSB or otherwise diminishing the expected value to MW of the acquisition of JOSB. Consummation of the Offer is not conditioned upon any financing arrangements or subject to a financing condition. MW and the Purchaser are seeking to negotiate a definitive agreement for the acquisition of JOSB by MW and are prepared to begin such negotiations immediately. Subject to applicable law, MW and the Purchaser reserve the right to amend the Offer in any respect (including amending the offer price and the consideration to be offered in a merger, including the Proposed Merger). In addition, in the event that MW enters into a merger agreement with JOSB and such merger agreement does not provide for a tender offer, MW and the Purchaser reserve the right to terminate the Offer, in which case the Shares would, upon consummation of such merger, be converted into the consideration negotiated by MW, the Purchaser and JOSB and specified in such merger agreement. This transaction has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of the transaction or upon the accuracy or adequacy of the information contained in the Offer to Purchase. Any representation to the contrary is a criminal offense. The Offer must remain open until 20 business days following (and including the day of) the commencement of the Offer. After the expiration of the Offer, MW and the Purchaser may, in their sole discretion, but are not obligated to, provide a subsequent offering period of at least three business days to permit additional tenders of Shares so long as, among other things, (i) the initial offering period of at least 20 business days has expired, (ii) MW and the Purchaser immediately accept and promptly pay for all securities validly tendered during the Offer, (iii) MW and the Purchaser announce the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., Eastern time, on the next business day after the Expiration Date and immediately begin the subsequent offering period and (iv) MW and the Purchaser immediately accept and promptly pay for Shares as they are tendered during the subsequent offering period. A subsequent offering period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the Offer. A subsequent offering period, if one is provided, is not an extension of the Offer, which already will have been completed. MW and Purchaser do not currently intend to provide a subsequent offering period, although they reserve the right to do so. If MW and the Purchaser elect to include or extend a subsequent offering period, they will make a public announcement of such inclusion or extension no later than 9:00 a.m., Eastern time, on the next business day after the Expiration Date or date of termination of any prior subsequent offering period. See “The Offer—Section 1—Terms of the Offer” in the Offer to Purchase. The term “Expiration Date” means 5:00 p.m., New York City time, at the end of the day on March 28, 2014, unless extended, in which event “Expiration Date” means the time and date at which the Offer, as so extended, shall expire. Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. In the case of an extension of the Offer, MW and the Purchaser will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. See “The Offer—Section 1—Terms of the Offer” in the Offer to Purchase. For purposes of the Offer, MW and the Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if they give oral or written notice of the acceptance to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”). The Purchaser will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as agent for the tendering shareholders for purposes of receiving payments from the Purchaser and transmitting such payments to the tendering shareholders. Under no circumstances will the Purchaser pay interest on the consideration paid for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in making such payment. In all cases, the Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) certificates for such Shares (including, if the Distribution Date (as defined in the Offer to Purchase) occurs, certificates for the Rights) (or a confirmation of a book-entry transfer of such Shares (including, if the Distribution Date occurs, such Rights) into the Depositary’s account at the Book- Entry Transfer Facility (as defined in “The Offer—Section 3—Procedure for Tendering Shares” in the Offer to Purchase)), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or Agent’s Message in lieu of a Letter of Transmittal and (iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see “The Offer—Section 3—Procedure for Tendering Shares” in the Offer to Purchase. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times. A shareholder may withdraw Shares that it has previously tendered pursuant to the Offer pursuant to the procedures set forth below at any time before the Expiration Date and thereafter such Shares may be withdrawn at any time until such Shares have been accepted for payment as provided in the Offer to Purchase. If MW and the Purchaser extend the Offer, delay acceptance for payment or payment for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to MW’s and the Purchaser’s rights under the Offer, the Depositary may, on MW’s and the Purchaser’s behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise described in “The Offer—Section 4—Withdrawal Rights” in the Offer to Purchase. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person that tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person that tendered such Shares. If the certificates evidencing Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. See “The Offer—Section 4—Withdrawal Rights” in the Offer to Purchase. MW and the Purchaser will determine, in their discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and MW’s and the Purchaser’s determination shall be final and binding. MW and the Purchaser also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, whether or not similar defects or irregularities are waived in the case of any stockholder. None of MW, the Purchaser, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, the “Dealer Managers”), the Depositary, MacKenzie Partners, Inc. (the “Information Agent”) or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or any waiver of any such defect or irregularity or incur any liability for failure to give any such notification. The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference. In general, the receipt of cash in exchange for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. See “The Offer—Section 5—Certain U.S. Federal Income Tax Consequences” in the Offer to Purchase. Each holder of Shares should consult its own tax advisor to determine the tax consequences to it of participating in the Offer in light of its particular circumstances (including the application and effect of any state, local or non-U.S. income and other tax laws). The Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer. MW and the Purchaser will make a request to JOSB for its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. MW and the Purchaser will send the Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, that are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares. Questions or requests for assistance may be directed to the Information Agent and the Dealer Managers at their telephone numbers, addresses and/or email addresses set forth below. Requests for copies of the Offer to Purchase, the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent or brokers, dealers, commercial banks and trust companies, and copies will be furnished promptly at the Purchaser’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer. The Information Agent for the Offer is: 105 Madison Avenue New York, New York 10016 (212) 929-5500 (call collect) or Call Toll Free (800) 322-2885 Email: tenderoffer@mackenziepartners.com The Dealer Managers for the Offer are: BofA Merrill Lynch 383 Madison Avenue Bank of America Tower New York, New York 10179 One Bryant Park (212) 270-6000 New York, New York 10036 (888) 803-9655 (Toll Free) January 6, 2014